SCHEDULE 14A INFORMATION

	PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
	THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission only

[x]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       MICROS-TO-MAINFRAMES, INC.
                (Name of Registrant as Specified In Its Quarter)

                       MICROS-TO-MAINFRAMES, INC.
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    MICROS-TO-MAINFRAMES, INC.
                         614 Corporate Way
                  Valley Cottage, New York 10989

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of MICROS-TO-MAINFRAMES, INC.:

Notice is hereby given that the Fiscal 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Micros-to-Mainframes, Inc. (the "Company"), a New York corporation, will be held on October16, 1998, at 614 Corporate Way, Valley Cottage, New York at the hour of 10:00 a.m., for the following purposes:

1. To elect five (5) Directors of the Company to serve for the ensuing year and/or until their successors are elected and qualify;

2.     To ratify the adoption of the Company's 1998 Stock
       Option Plan;

3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company's financial statements for the fiscal year ending March 31, 1999; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on August 21, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                           By Order of the Board of Directors

                                Frank T. Wong, Secretary
Valley Cottage, New York

August 28, 1998

       WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND
RETURN IT TO THE COMPANY.  THE PROXY MAY BE REVOKED AT ANY TIME
BEFORE IT IS VOTED, AND SHAREHOLDERS EXECUTING PROXIES MAY
ATTEND THE MEETING AND VOTE THERE IN PERSON SHOULD THEY SO DESIRE.

                     MICROS-TO-MAINFRAMES, INC.
                        614 Corporate Way
                  Valley Cottage, New York 10989


                         PROXY STATEMENT


       This Proxy Statement is being furnished in connection with the solicitation of proxies by Micros-To-Mainframes, Inc. (the "Company") to be voted at the Fiscal 1998 Annual Meeting of the Shareholders (the"Annual Meeting") to be held at 614 Corporate Way, Valley Cottage, New York on October 16, 1998 at 10:00 a.m., and at any and all adjournments thereof. This Proxy Statement and accompanying Notice of Meeting and form of proxy are to be first mailed on or about August 28, 1998 to the holders of record of the Company's common stock, $.001 par value per share ("Common Stock) as of the close of business on August 21, 1998. At the close of business on August 28, 1998, there were issued and outstanding and entitled to vote
4,402,774 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter which may properly come before the Meeting. All expenses of this solicitation will be paid for by the Company, which solicitation will be made by use of the mails or by personal contacts by the officers of the Company. The affirmative vote of the majority of the votes cast by the holders of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote, voting together as a single class, is required for the election of Directors. The affirmative vote of the majority of the votes cast by the holders of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote, voting together as a single class, is required to adopt each other proposal to be acted on at the Annual Meeting.

       Common Stock represented by a valid unrevoked proxy will be voted at the Annual Meeting and any adjournment thereof as specified therein by the person giving the proxy. If no specification is made, the Common Stock represented by such proxy will be voted in favor of each Director for re-election, "FOR" Proposals 2 and 3 and at the discretion of the proxy agents upon any other matters which may properly become before the Annual Meeting. Shares represented by proxies which are marked "Abstain" for any matter, and proxies which are marked to deny discretionary authority on all other matters will not be included in the vote totals and therefore will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. However, such shares will be counted for purposes of determining whether a quorum is present. A proxy may be revoked by the person executing the same at any time before the authority thereby granted is exercised, upon written notice of revocation received by the Company's Secretary, by executing and delivering a later dated proxy or by attending the Annual Meeting and voting in person.

        A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholders, for any purpose germane to the Annual Meeting, at the offices of the Company, 614 Corporate Way, Valley Cottage, New York 10989, during ordinary business hours for ten (10) days prior to the Annual Meeting. Such list shall also be available during the Meeting.

         ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

Proposal 1.      Election of Five (5) Nominees As Directors

        At the Annual Meeting, five (5) Directors are to be elected for the ensuing year and until their successors are duly elected and qualify. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. The proxies cannot be voted for more than five Directors at the Annual Meeting.

       Proxies not marked to the contrary will be voted "For" the election of the following five persons, all of whom, other than Alan B. Nashman, is standing for re-election to the Board of
Directors:

     Name              Age     Position(s)     Year First Became a Director
     ----               ---    ----------      ----------------------------


Howard Pavony           47      Chairman of the Board of        1986
                                Directors

Steven H. Rothman	49	Chief Executive Officer,	1986
                                President and a Director

William Lerner*         65      Director                        1995

Arnold J. Wasserman*    60      Director                        1998

Alvin E. Nashman        71      Director                          -


* Member of the Audit Committee and Compensation Committee.

          Howard Pavony has served as Chairman of the Board of Directors since September 1996 and, prior to that time, served as the Company's Co-Chief Executive Officer, President and a
Director since the Company's inception in May 1986.

       Steven H. Rothman has served as Chief Executive Officer, President and Director since September 1996 and, prior to that time, served as the Company's Co-Chief Executive Officer, Vice President, and a Director since the Company's inception in May 1986. Mr. Rothman was the Company's Secretary from May 1986 to September 1995.


       William Lerner has served as a Director of the Company since September 1995 and is the Chairman of the Compensation Committee. Mr. Lerner has been engaged in the private practice of corporate and securities law in New York and Pennsylvania since 1991. His career includes service with the United States Securities and Exchange Commission, the American Stock Exchange and as counsel to a major investment banking/securities brokerage firm. Mr. Lerner serves as a director of Helm Resources, Inc., an American Stock Exchange listed company engaged in providing financing and management services to middle market public companies; Seitel, Inc., a New York Stock Exchange listed company engaged in several facets of the oil and gas business; and Rent-Way, Inc., a NASDAQ listed company engaged in the rent-to-own business. Mr. Lerner also provides corporate secretarial services to a number of other companies, including Computer Research, Inc., an OTC-Bulletin Board listed company engaged in providing computer accounting services to the brokerage and banking industries.

       Arnold J. Wasserman earned his electrical engineering degree from New York University in 1962. He served as a Director of the Company since March 1998 and is the Chairman of the Audit Committee and a member of the Compensation Committee.
 Mr. Wasserman has, for the past 30 years, been a principal of P & A Associates, a leasing/consulting firm. Mr. Wasserman has consulted with major corporations in the areas of marketing, advertising and sales. For the past four years, he has served as a director of Stratasys, Inc., a NASDAQ listed company engaged in developing, manufacturing and marketing three dimensional prototyping imaging equipment.

       Alvin E. Nashman has been an independent consultant for major corporations in the field of computer service for the past six years. He is a director of several computer service companies, including Haifax Corporation, an American Stock Exchange listed company; and Andrulis Corporation, Spaceworks, Teoco, Inc., Federal Sources, Inc., Trawick Associates and Performance Engineering Corporation, all privately held companies.

       All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected annually by, and serve at the discretion of, the Board of Directors.

       The Company has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee and the Compensation Committee are each composed of Messrs. Lerner and Wasserman. The duties of the Audit Committee include recommending the engagement of independent public accountants, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent public accountants the scope and results of their audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. Among the duties of the Compensation Committee are to recommend to the Board of Directors remuneration for officers of the Company, to determine the number and issuance of options, to review any compensation and incentive program for executive officers of the Company and to monitor the performance of any pension or profit sharing programs of the Company.

       The Board of Directors held six meetings (including unanimous written consents) during Fiscal 1998. The Compensation Committee held two meetings, and the Audit Committee held one meeting during Fiscal 1998. Each incumbent Director attended at least 75% of the Board of Directors meetings held by the Company during the time he served on the Board of Directors and of the meetings of Committees on which such Director served.


DIRECTOR FEES


       The Company's independent directors receive an annual fee of $9,000 payable quarterly in advance and, on April 1, 1998, received ten-year options to purchase 5,000 shares of Common Stock at an exercise price of $2.75 per share . In addition, each independent director receives $1,500 for attendance in person at each Board meeting and $250 for participating in each telephonic board meeting held. Members of the Audit Committee and Compensation Committee are appointed annually and serve at the discretion of the Board of Directors. Each member of each committee will receive $1,000 for each meeting attended in excess of five committee meetings of such committee per year.
 On April 1, 1998, Messrs. Lerner and Wasserman each received ten-year options to purchase 10,000 shares of Common Stock at an exercise price of $2.75 per share.

       Management-Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Certain of the Company's directors have received stock options from the Company. See "Stock Option Plans" below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth, as of August 28, 1998, certain information concerning the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) each executive officer named in the Summary Compensation Table below and (iv) all Directors and executive officers as a group:



                  Amount and Nature
                  of Beneficial Ownership       Percent of Class (1)
                  -----------------------       --------------------
Name and Address          Common                     Common
of Beneficial Owner       Shares                     Shares
-------------------       -------                   --------

Steven H. Rothman(2)    1,188,625  (3)(4)             25.8%

Howard Pavony(2)        1,187,500  (3)(5)             25.8%

Robert A. Fries
71 Peria Drive
Rocky Hill, CT  06061      87,000                      2.0%

Ramon Mota(2)              25,065  (3)                  *

William Lerner
423 East Beau Street
Washington, PA  15301       5,000  (3)                  *

Arnold Wasserman                0

All Directors and
executive officers
as a group (5 persons)   2,430,370 (3)(4)(5)           56.1%

-----------------
* Represents less than 1%.



(1)	Based on 4,402,774 shares of Common Stock issued and
        outstanding as of the date of this Report.

(2)	The address of this person is c/o the Company, 614
        Corporate Way, Valley Cottage, New York 10989.

(3)	Includes options held by Steven Rothman and Howard Pavony
        each to purchase 60,000 shares of Common Stock, options to purchase 25,000 shares held by Ramon Mota and options to purchase 5,000 shares held by Mr. Lerner which are currently exercisable. Does not include options held by each of Messrs. Pavony and Rothman to purchase 30,000 shares each, options held by Mr. Mota to purchase 5,000 shares and options held by Messrs. Lerner and Wasserman to purchase 10,000 shares each which are not currently exercisable.

(4)	Includes 1,125 shares held by the wife of Mr. Rothman.
        Also includes an aggregate of 169,139 shares of Common Stock held in trust for Mr. Rothman's three children. Mr. Rothman disclaims beneficial ownership of all of such shares.

(5)	Includes an aggregate of 164,044 shares held in trust for
        Mr. Pavony's two children. Mr. Pavony disclaims beneficial ownership of all of such shares.


                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the three fiscal years ended March 31, 1998 by certain executive officers of the Company. No other executive officers received compensation in excess of $100,000 during such years.

                                                              Long-Term
                Annual Compensation(1)                       Compensation
                ----------------------                       -------------
                                                                 Shares
Name and Principal                                             Underlying
Position          	Year	Salary($)	Bonus($)	Options(#)
------------------      ----   ----------       --------       -----------
Howard Pavony           1998    $213,334        $  --              --
Chairman of the Board   1997    $185,417        $20,000          50,000
of Directors            1996    $165,000        $20,000          10,000

Steven H. Rothman       1998    $213,334        $  --               -
  President and CEO     1997    $185,417        $20,000           50,000
                        1996    $165,000        $20,000           10,000

Robert Fries            1998    $139,992        $  --               -
  Vice President        1997    $103,326           --               0

Ramon Mota              1998    $110,333        $  --               -
  Vice-President        1997    $100,033        $  9,000            5,000
   Technology           1996    $ 95,000        $ 10,500            0

--------------------

(1)	The compensation figures shown do not include the cost to
        the Company of benefits, including the use of automobiles leased or car allowances paid by the Company, premiums for life and health insurance and any other personal benefits provided by the Company to such persons, which are, in the aggregate, below reportable thresholds.

OPTION GRANTS IN LAST FISCAL YEAR

The table below includes the number of stock options granted to the executive officers named in the Summary
Compensation Table during the year ended March 31, 1998, exercise information and potential realizable value.

                     Individual Grants
                     ------------------                                   Potential Realizable
                 Number of      Percent of                                   Value at Assumed
                 Securities     Total Options                               Annual Rates of Stock
                 Underlying     Granted to                                   Price Appreciation
                  Options       Employees in    Exercise        Expiration   for Option Term
                 Granted(#)      Fiscal Year    Price($/sh)       Date          5%($)   10%($)
                -----------    -------------   ------------     -----------  --------   -------
Steven H. Rothman       0               0.0%        -                -       $    0   $    0
Howard Pavony           0               0.0%        -                -       $    0   $    0
Robert Fries            0               0.0%        -                -       $    0   $    0
Ramon Mota          5,000              12.5%      $3.875        3/31/2002    $    0   $1,671




AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR
END OPTION VALUES

 The table below includes information regarding the value realized on option exercises and the market value of unexercised options held by the executive officers named in the Summary Compensation Table during Fiscal 1998.



                                                                    Value of
                                                  Number of       Unexercised
                                                 Unexercised     In-The-Money
                   Shares                          Options          Options
                   Acquired                      at FY-End(#)    at FY-End($)
                   on Exer-        Value         Exercisable/    Exercisable/
Name               cise (#)        Realized      Unexercisable   Unexercisable
----------------- ---------       ---------      -------------   --------------
Steven H. Rothman       0              0         60,000/30,000    $30,000/$0
Howard Pavony           0              0         60,000/30,000    $30,000/$0
Robert Fries            0              0             0/0             $0 / $0
Ramon Mota              0              0         25,000/5,000     $26,250/$2500


EMPLOYMENT AGREEMENTS

       On September 1, 1996, Steven H. Rothman and Howard Pavony, respectively the Chief Executive Officer and Chairman of the Board of Directors of the Company, each entered into a five year employment agreement with the Company on the terms set forth below. Each agreement renews annually after the term unless either party elects to terminate. Salary for the fiscal year ended March 31, 1998 was at the rate of $200,000. Under each agreement, the executive receives annual increases in salary equal to the greater of (i) the percentage increase in the Consumer Price Index; and (ii) $10,000. Each executive is entitled to participate in the Company's stock option plans and any incentive bonus program established from time to time, as determined by the Compensation Committee of the Board of Directors and the Company is obligated to grant 50,000 options.
 Further, the Company will maintain a $1,000,000 life insurance policy on each executive's life, payable to the beneficiaries named by him, and maintain disability insurance for the benefit of each executive which will pay $150,000 per annum to him in the event of his permanent disability. In the event that there is a change in control of the Company, the executive will be entitled, upon such change of control, to terminate his employment and receive 2.9 times his annual salary as then in effect.

       On April 1, 1996, the Company and Mr. Mota entered into a three-year employment agreement providing for a base salary of $98,000 in the first year, $105,000 in the second year and $115,000 in the third year; a bonus depending upon the earnings generated by the Advanced Technology Group; grants of five-year options to purchase up to 5,000 shares of Common Stock in each of the first two years of the term; and a $300 to $400/month car allowance.

       Simultaneously with the acquisition of Data.Com, on May 6, 1996, the Company and Mr. Fries entered into a three-year employment agreement providing for a base salary of $140,000; a bonus of 6% of earnings of Data.Com, but in no event more than $60,000 with respect to a fiscal year; grants of up to a total of 20,000 incentive stock options over the three years, subject to Data.Com's earning certain minimum amounts; and a $400/month car allowance.


STOCK OPTION PLANS

       The Company has established a 1993 Stock Option Plan (the
"1993 Plan") and a 1996 Stock Option Plan (the "1996 Plan") and, subject to Shareholder approval at the Annual Meeting, a 1998 Stock Option Plan (the "1998 Plan").

       Pursuant to the 1993 Plan, 250,000 shares have been reserved, of which, as of the date hereof, the Company has granted an aggregate of 247,500 stock options. Of the options previously granted under the 1993 Plan, 202,500 are currently exercisable, 27,500 have been exercised to date and 17,500 options have been canceled to date or lapsed and made available for regrant under the 1993 Plan.

       Pursuant to the 1996 Plan 350,000 shares have been reserved, of which, as of the date hereof, the Company has granted an aggregate of 205,000 options, including the grant of 20,000 to the current outside directors of the Company on April 1, 1998. Of the options previously granted under the 1996 Plan, 69,000 are exercisable and 126,700 are unexercisable. 9,300 options have been canceled to date and made available for regrant under the 1996 Plan. No options have been exercised under the 1996 Plan, to date. No options have been granted under the 1998 Plan.

       As of the date hereof, the following persons each hold the following stock options:

Person              Number of Options   Exercise Price   Expiration Date
-------------------------------------------------------------------------

Howard Pavony         10,000               $2.25              10/19/2005
                      50,000               $4.43               8/31/2001
                      50,000               $2.25               7/15/2000


Steven H. Rothman     10,000               $2.25              10/19/2005
                      50,000               $4.43               8/31/2001
                      50,000               $2.25               7/15/2000


Ramon Mota             5,000               $2.25              10/21/2008
                      15,000               $1.25               2/24/1999
                       5,000               $2.50              11/30/2001
                       5,000               $3.875              3/31/2002


William Lerner         2,500               $2.25               9/14/2000
                       2,500               $2.25               8/19/2001
                      10,000               $2.75               3/31/2008


Arnold J.Wasserman    10,000               $2.75               3/21/2008
------------------------------------------------------------------------

SUMMARY OF THE PLANS

       The 1993 Plan, the 1996 Plan, and the 1998 Plan (each, a "Plan"), provide for the grant of options to qualified employees (including officers and directors) of the Company, and its subsidiaries, independent contractors, consultants and certain other individuals to purchase shares of Common Stock.
 Each Plan must be administered by the Board of Directors or a committee of at least two disinterested members (and no interested members) of the Board of Directors (the "Compensation Committee"). The Board of Directors or the Compensation Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the respective Plan. The exercise price of options may not be less than 100% (no such limitation with respect to the 1998 Plan except as required by state securities laws) of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is an Incentive Option to an employee who owns more than 10% of the outstanding Common Stock). Options may not be exercised more than 10 years after the date of grant (5 years after the date of the grant if the option is an ISO (as defined below) to an employee who owns more than 10% of the outstanding Common Stock). An option may be exercised by tendering payment of the purchase price to the Company or, at the discretion of the Board of Directors or Compensation Committee, by delivery of shares of Common Stock having a fair market value equal to the exercise price or through a cashless exercise involving the cancellation of a portion of the shares underlying the options ("Option Shares") having a fair market value equal to the exercise price of the Option Shares issued and with respect to the 1998 Plan, by the cancellation of a number of options having an "in-the-money" value equal to the average price of the Options Shares issued. Options granted under the 1993 Plan before April 1, 1998 and the 1996 Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1993 Plan on or after April 1, 1998 and under the 1998 Plan, incentive stock options are treated as described above, while non-qualified stock options may at the option of the Board of Directors or Compensation Committee, be transferable. Option Shares that are canceled or terminated may later be re-granted. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

       The 1993 Plan provides for the grant of options to
purchase up to an aggregate of 250,000 Option Shares.   Options
granted under the 1993 Plan may or may not be "incentive stock options" as defined in Section 422 of the Code ("ISOs"), and non-qualified stock options ("NQSOs") may be granted in tandem with Stock Appreciation Rights ("SARs") or Stock Depreciation Rights, depending upon the terms established by the Board of Directors or the Compensation Committee at the time of grant.


       The 1996 Plan provides for the grant of options to
purchase up to an aggregate of 350,000 Option Shares.   Options
granted under the 1996 Plan may be ISOs or NQSOs and may be granted in tandem with SARs, depending upon the terms established by the Board of Directors or the Compensation Committee at the time of grant.

       The 1998 Plan provides for the grant of options to purchase up to an aggregate of 250,000 Option Shares. Options granted under the 1998 Plan may be ISOs or NQSOs and may be granted in tandem with SARs, depending upon the terms established by the Board of Directors or the Compensation Committee at the time of grant.

COMPENSATION COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

       It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans, to review the compensation levels and performance of management and to recommend compensation changes to the Board of Directors.

REPORT BY COMPENSATION COMMITTEE

Philosophy.

       The Compensation Committee believes that maximizing shareholder value is the most important measure of success, and achieving this depends on the coordinated efforts of individual employees working as a team toward defined common performance goals. The objectives of the Company's compensation program are to align executive compensation with shareholder value, to reward individual and team effort and performance furthering the Company's business goals and to attract, retain and reward employees who will contribute to the long-term success of the Company.

       The total direct compensation package for the Company's executives, including the Chairman of the Board of Directors and the Chief Executive Officer and President, is made up of three elements: (i) a competitive base salary; (d) attractive short-term incentives to executives to earn additional bonus income based on operating results; and (iii) the grant of stock options, from time to time, to executives in an effort to provide a closer identification of the executives' interests with those of the Company and its shareholders by giving them an opportunity to acquire a proprietary interest in the Company by means of the purchase of Common Stock.

Salary


       With respect to Steven H. Rothman, the Chief Executive Officer, Howard Pavony, the Chairman of the Board of Directors, Ramon Mota, Vice President - Technology and Robert Fries, Vice President, salary is determined pursuant to the terms of their respective employment contracts with the Company. The salaries of the Company's other executive officers for Fiscal 1998 were fixed by the Compensation Committee. The Compensation Committee believes that the basic philosophy regarding salaries to be followed is to consider increases based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload. The Compensation Committee also considers demonstrated loyalty and commitment to the Company and the competitive salaries offered by similar companies to attract executives. Merit increases for executives are to be subject to the same budgetary guidelines as apply to an other employees of the Company. In those cases where an executive has entered into an employment agreement, the base salary is determined pursuant to the terms of the agreement, and renewals of contracts will be considered on the basis of the performance of the individual, the performance of the Company and the compensation philosophy of the Company.

Bonuses

       Bonus incentives are structured so that if the Company achieves its target goals, the incentive bonuses for the executives could be a significant percentage of base salary.
 This policy is designed to further motivate individuals to improve performance. Bonuses were awarded during Fiscal 1998 to the Chairman of and the Chief Executive Officer and President in the amount of $20,000.

Stock Options

       Executives are eligible for annual stock option grants under the employee stock option plans applicable, from time to time, to employees generally. The number of options granted to any individual depends on individual performance, salary level and competitive data, and the impact that such employee's productivity may make to shareholder value over time. In addition, in determining the number of stock options granted to each executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to provide an incentive to that individual to make a long term commitment to remain with the Company. By giving to executives an equity interest in the Company, the value of which depends upon stock performance, the policy seeks to further align management and shareholder interests.

       On May 9, 1998, incentive stock options to purchase 50,000 shares of Common Stock at an exercise price of $3.375 per share granted to Messrs. Pavony and Rothman pursuant to the 1993 Plan lapsed. On July 15, 1998, the Company granted to each of Messrs. Pavony and Rothman non-qualified stock options pursuant to the 1993 Plan to purchase 50,000 shares of Common Stock at an exercise price of $2.25 per share.


Respectfully Submitted,

      The Compensation Committee:

      William Lerner, Chairman
      Arnold J. Wasserman



PERFORMANCE GRAPH

The graph below compares the cumulative shareholder return
of the Company with the cumulative return on the S&P 500 Stock Index and a Peer Group Index and a Peer Group Index assuming a $100 investment made on October 27, 1993, when public trading
of the Company's common stock commenced.   Cumulative return
data presented assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                   Comparison of Cumulative Total Return
                    Among Micros-To-Mainframes, Inc.,
              the S&P SmallCap Index and the Peer Group Index

                                                 Indexed Returns

Company/Index                                      At March 31:
                                        --------------------------------------
                        Oct. 27, 1993   1994    1995    1996    1997    1998
MICROS-TO-MAINFRAMES, INC      100      88.89   117.17  153.54  101.00   88.91
STANDARD & POORS SMALLCAP      100      94.65    99.64  130.47  140.88  207.92
PEER GROUP                     100      222.22  163.15  114.43  108.00   92.23


       The Company has constructed a Peer Group consisting of other computer equipment resellers and packagers that also provide consulting services to their clients, including Alphanet Solutions, Inc., Applied Cellular Technology, Inc., Data Systems Network Corp., Elcom International Inc., Manchester Equipment Co., Inc.. and Transnet Corp. The Company believes that these companies most closely resemble the Company's business mix and that their performance is representative of the industry.

       The Board of Directors recommends that you vote "FOR" the election of the Nominees named above (Proposal 1).

Proposal 2.      Ratification of 1998 Stock Option Plan

The Board of Directors of the Company, subject to the approval of Shareholders at the Annual Meeting, has adopted a 1998 Stock Option Plan (the "Plan") covering an aggregate of
250,000 shares of Common Stock


       The Board of Directors has deemed that it is in the best interests of the Company to establish the Plan so as to provide employees of the Company and its subsidiaries, as well as Directors, independent contractors and consultants of the Company and/or its subsidiaries an opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase Common Stock in order to provide a closer identification of their interests with those of the Company and its shareholders. The Company currently employs 164 persons.

       It is the opinion of the Board of Directors that by providing the employees, Directors, independent contractors and consultants of the Company and its subsidiaries the opportunity to acquire an equity investment in the Company, the Plan will maintain and strengthen their desire to remain with the Company, stimulate their efforts on the Company's behalf, and also attract other qualified personnel to become employed by or otherwise become associated with the Company. The Plan was adopted by the Company's Board of Directors on July 15, 1998.
 As of August 28, 1998, no options have been granted pursuant to the Plan. The closing market price of the Common Stock, as reported by NASDAQ on August 25, 1998 was $2.313 per share.

SUMMARY OF THE 1998 PLAN

       The following discussion summarizes certain provisions of the Plan, which is qualified in its entirety by reference to the text of the Plan, copies of which are available for examination at the Securities and Exchange Commission and at the principal office of the Company, 14 Corporate Way, Valley Cottage, New York 10989.

       The Plan allows the Company to grant incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code, and ISOs or NQSOs in tandem with Stock Appreciation Rights ("SARs"). ISOs, NQSOs and SARs are referred to collectively herein as "Options."

       Options granted under the Plan prior to the approval of the Plan by the Company's shareholders are conditioned upon approval of the Plan by such shareholders on or before July 15, 1999. If such approval is not obtained by such date, such Options shall become null and void, and the Plan shall terminate.

      ELIGIBILITY FOR PARTICIPATION

      The Plan provides that ISOs or ISOs in tandem with SARs may be granted to employees of the Company and its subsidiaries, including officers and Directors who are also employees and that NQSOs or NQSOs in tandem with SARs may be granted to employees of the Company and its subsidiaries, Directors, independent contractors, consultants and other individuals who are not employees of, but are involved in the continuing development and success of, the Company and its subsidiaries ("Participants").

       ADMINISTRATION

       The Plan is administered by the Board of Directors and/or the Compensation Committee. The Board of Directors and/or the Compensation Committee will, among other things, select the optionees, determine the number of shares to be subject to each Option and determine the vesting period, option period and option price. In making such determinations, there will be taken into account the nature of the services rendered by Participants, their present and potential contributions to the success of the Company, and such other relevant factors as the Board of Directors and/or the Compensation Committee in its discretion shall deem relevant.

       TERMS OF OPTIONS

       The terms of Options granted under the Plan are to be determined by the Board of Directors and/or the Compensation Committee. Each Option is to be evidenced by a stock option agreement between the Company and the participant to whom such Option is granted and is subject to the following additional terms and conditions:

       (a) Exercise of the Option: The Board of Directors and/or the Compensation Committee will determine the time periods during which Options granted under the Plan may be exercised. An Option must be granted within 10 years from the date the Plan was adopted. The Plan is deemed adopted on July 15, 1998. Options may be exercisable in whole or in part at any time during the period but may not have all expiration date later than 10 years from the date of grant. ISOs or ISOs in tandem with SARs granted to holders of more than 10% of the Common Stock, however, may not have a term of more than 5 years. An Option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company in cash or certified check, or if permitted by the instrument of grant with respect to ISOs or ISOs granted in tandem with SARs and at any time as permitted by the Board of Directors or the Compensation Committee with respect to other Options, by delivering a promissory note or exchanging shares of Common Stock owned by the Participant, or by a combination of cash, promissory notes and/or shares of Common Stock, or, in the sole discretion of the Board or the Compensation Committee, by another medium of payment, including, but not limited to, "cashless exercises". The ability to pay the option exercise price in shares of Common Stock may enable a Participant to engage in a series of successive stock-for-stock exercises of an Option and thereby fully exercise an Option with little or no cash investment. Officers and Directors who receive grants of SARs may exercise them at any time after six months from the date of grant, but generally may only exercise them within the period of 10 business days following publication of the Company's quarterly financial information.

       (b) Option Price: In no event may the option price of the shares subject to an ISO or a SAR issued in tandem with an ISO be less than the fair market value of the Common Stock an the date of grant. The Board of Directors and/or the Compensation Committee may set the price of an NQSO or an NQSO granted in tandem with a SAR without any limitation other than such price not being below the minimum exercise price allowed by applicable state securities laws. Fair market value in the case of ISOs shall be the closing price of the Common Stock quoted on its principal market on the date of grant, if the Common Stock is traded on a national securities exchange, or the average of the closing bid and asked prices, if it is traded over-the-counter. ISOs or ISOs in tandem with SARs granted to holders of more than 10% of the Common Stock are subject to the additional restriction that the option price must be at least 110% of the fair market value of the Common Stock on the date of grant.

       (c) Vesting: The Board of Directors and/or the Compensation Committee, will determine the time or times the Options become exercisable. The Option Price of the shares of Common Stock subject to an NQSO or an SAR in tandem with a NQSO granted pursuant to the Plan shall be determined by the Board of Directors or the Compensation Committee, in its sole discretion, subject to any minimum vesting period established from time to time under any state securities law or Federal securities law with respect to grants in such state. Vesting may be based upon, among other things, certain performance standards established by the Board of Directors or the Compensation Committee.

       (d) Termination of Employment; Disability; Death. If the employment of a participant under the Plan is terminated for any reason (other than because of death, disability, voluntary termination or for cause), his ISOs and SARs issued in tandem with ISOs shall expire and no longer be exercisable three months after such termination, but in no event later than the expiration date of the Options, and his other Options Shall terminate as determined under the option agreement, but not later than the expiration date. In the event a Participants employment is terminated voluntarily or for cause, his Options shall immediately expire.

       In the event a Participant dies while in the employ of the Company or its subsidiaries or within three months thereafter, his Options may be exercised by a legatee or legatees of such Options under such Participant's last will or by his personal representatives or distributees within a period determined by the Board of Directors or the Compensation Committee of at least six months after his death, but in no event later than the expiration date of the Options.

       A Participant's employment with the Company or a subsidiary Will not be considered to be terminated for purposes of the Plan while the Participant is not active due to a disability; provided, that an ISO may only be exercised within six months after the Participant's employment would be considered terminated because of such disability, under applicable Sections of the Code, except as determined by the Board of Directors or the Compensation Committee, but in no event later than the expiration date of the Option.

       Under the Plan, Participants on military or sick leave, or on any other bona fide leave of absence, are to be considered as remaining in the employ of the Company or its subsidiaries for 90 days or such longer period as is guaranteed either by contract or statute.

       (e) Nontransferability of Options, No Liens: ISOs are nontransferable and non-assignable by the Participant, other than by will or the laws of descent and distribution and is exercisable during the Participant's lifetime only by the
Participant.   The Board of Directors or the Compensation
Committee have the option, in its sole discretion, to grant NQSOs which are transferrable by the participant.

       (f) Maximum Number of ISOs or SARs in Tandem with ISOs which may Be Issued: No employee may receive a grant of ISOs or SARs in tandem with ISOs if the aggregate fair market value of all ISOs and SARs in tandem with ISOs granted to him under the Plan and any other stock option plan of the Company exceeds $100,000, as determined at the date of grant. Any options granted in excess of the $100,000 limit are deemed to be NQSOs under the Plan.

       The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board of Directors and/or the Compensation
Committee.


        TERMINATION, AMENDMENT OR DISCONTINUANCE

       The Plan (but not Options previously granted under the Plan) shall terminate 10 years from the date of its adoption by the Board of Directors. No Option will be granted after termination of the Plan.

       The Board of Directors of the Company may terminate the Plan at any time prior to its expiration date, or from time to time make such modifications or amendments of the Plan as it deems advisable. However, the Board of Directors may not, without the approval of holders of a majority of the outstanding shares of the Company, except under conditions described under "Adjustments Upon Changes in Common Stock," increase the maximum number of shares as to which Options may be granted under the Plan or materially change the standards of eligibility under the Plan.

       No termination, modification or amendment of the Plan may adversely affect the terms of any outstanding Options without the consent of the holders of such Options.

       ADJUSTMENTS UPON CHANGES IN COMMON STOCK

       In the event that the number of outstanding shares of Common Stock of the Company is changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares or the like, or as a result of a merger, consolidation or reorganization involving the Company or its subsidiaries, the Board of Directors will make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, in the number of shares of Common Stock issuable upon the exercise of then outstanding Options and in the exercise prices of such Options. Any adjustment in the number of shares will apply proportionately only to the unexercised portion of Options.

        FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is only a summary of the principal Federal income tax consequences of the options and is based on existing Federal law, which is subject to change, in some cases retroactively. This decision is also qualified by the particular circumstances of individual Participants, which may substantially alter or modify the Federal income tax consequences herein discussed.

       Generally, under present law, when an Option qualifies as an ISO under Section 422 of the Code, (i) an employee will not realize taxable income either upon the grant or the exercise of the Option, (ii) the amount by which the fair market value of the shares acquired by the exercise of the Option at the time of exercise exceeds the option price is included in alternative minimum taxable income for purposes of determining the employee's alternative minimum tax, (iii) any gain or loss (the difference between the net proceeds received upon the disposition of the shares and the option price paid therefor), upon a qualifying disposition of the shares acquired by the exercise of the Option will be treated as capital gain or loss if the stock qualifies as a capital asset in the hands of the employee, and (iv) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of the shares.
 A disposition by an employee of shares acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than two years after the grant of the Option and one year after the issuance of the shares to the employee. If such shares are disposed of by the employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the employee, in general, will recognize ordinary income (and the Company will receive an equivalent deduction) equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under Federal and state law.
 The maximum rate of tax on ordinary income is greater than the rate of tax on long-term capital gains.


       In the case of an NQSO granted under the Plan, no income generally is recognized by the Participant at the time of the grant of the Option assuming such NQSO does not have a readily ascertainable fair market value. The Participant generally will recognize ordinary income when the NQSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. Withholding may be required, and the Company will receive an equivalent deduction, subject to excessive employee renumeration provisions of Section 162(m) of the Code.
 Section 162(m) disallows a deduction for employee renumeration paid by a company in any taxable year generally to an executive officer in excess of $1,000,000. For purposes of determining remuneration paid, the excess of the fair market value of the Common Stock upon exercise of an NQSO over the exercise price is considered remuneration paid in the year of exercise unless the income is considered performance-based compensation. One of the requirements to qualify as performance-based compensation is that the Plan set forth the maximum number of Options to which a Participant may be entitled. The Plan contains such a provision. Furthermore, grants to executive officers must be made by a compensation committee comprised solely of two or more outside directors. Even though the Company believes it currently meets such standards, no assurance can be given that the company will meet such standards in the future and that the NQSOs granted under the Plan will not be considered performance-based compensation.

       Shares acquired upon exercise of an NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of the exercise or such other relevant date. Upon subsequent disposition of the shares, the participant will recognize capital gain or loss if the stock is a capital asset in his hands. Provided the shares are held by the Participant for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. As set forth above, the maximum rate of tax on ordinary income is currently greater than the maximum rate of tax on long-term capital gains. To the extent a Participant recognizes a capital loss, such loss generally may offset capital gains and $3,000 of ordinary income. Any excess capital loss is carried forward indefinitely.

       The grant of an SAR is generally not a taxable event for the optionee. Upon the exercise of an SAR, the optionee will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any Common Stock received upon such exercise, and the Company will be entitled to a deduction equal to the same amount.

       Notwithstanding the above, if the sale of any shares received upon the exercise of an NQSO or a SAR in tandem with an NQSO would be subject to Section 16(b) of the Securities Exchange Act of 1934, recognition of ordinary income attributable to such shares received will be deferred until the date such sale would not give rise to a Section 16(b) action.
 However, such shares will be valued at the fair market value at such later time, unless the optionee has made an election under Section 83(b) of the Code within 30 days after the date of exercise to recognize ordinary income as of the date of exercise based on the fair market value at the date of exercise.

       The foregoing discussion is only a brief summary of the applicable Federal income tax laws as in effect on this date and should not be relied upon as being a complete statement. The Federal tax laws are complex, and they are subject to legislative changes and new or revised judicial or administrative interpretations at any time. In addition to the Federal income tax consequences described herein, a Participant may also be subject to state and/or local income tax consequences in the jurisdiction in which the grantee works and/or resides.

        The affirmative vote of the majority of the votes cast by the holders of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required to ratify the adoption of the Plan.

        The Board of Directors recommends that you vote "FOR" Proposal 2.

Proposal 3.  Ratification of Independent Public Accountants

Ernst & Young LLP have been the independent auditors of the Company's accounts since 1988. They have no financial interest, either direct or indirect, in the Company. Selection of auditors is made by the entire Board of Directors, subject to shareholder ratification. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement or respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote "FOR" Proposal 3.

OTHER MATTERS

       The Board of Directors is not aware of any business to be presented at the Annual Meeting except for the matters set forth in the Notice and as described in this Proxy Statement.
 Unless otherwise directed, all shares represented by Board of Directors' proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the person(s) named in the accompanying proxy will vote on those matters according to their best judgment.

EXPENSES

       The entire cost of preparing, assembling, printing and mailing this Proxy Statement the enclosed proxy and other materials, and the cost of soliciting proxies with respect to the Annual Meeting will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in mines of nominees and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone and telegram by Officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

	COMPLIANCE WITH 16(a) OF THE EXCHANGE ACT

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers, Directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's copies of such forms received or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that, during Fiscal 1998, all filing requirements applicable to its Officers, Directors and greater than ten percent beneficial owners were complied with.

	INCORPORATION BY REFERENCE

       The financial information required to be included in this Proxy Statement by Item 13 of Schedule 14A of the Proxy Rules is hereby incorporated by this reference from the Company's Annual Report to Shareholders mailed to shareholders with this Proxy Statement.

	DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

       Proposals of Shareholders of the Company that are intended to be presented at the Company's next Annual Meeting must be received by the Company no later than March 31, 1999 in order for them to be included in the proxy Statement and form of proxy related to that meeting.

                         By Order of the Board of Directors


                              Frank T. Wong, Secretary

Valley Cottage, New York
August 28, 1998

Copies of the Company's Annual Report on Form 10-K for the year ended March 31, 1998, as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by shareholders (including beneficial owners of Common Stock) upon written request to Frank T. Wong, the Company's Secretary, Micros-to-Mainframes, Inc.,
614 Corporate Way, Valley Cottage, New York, 10989. In addition, the Company's EDGAR filings may be found on the Worldwide Web at www.sec.gov.